Exhibit (m)(2)

AMENDED AND RESTATED

PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1

OF

THE GAMCO WESTWOOD FUNDS

(Class A Series)

WHEREAS, THE GAMCO WESTWOOD FUNDS, a Massachusetts business trust (the “Trust”), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”);

WHEREAS, the Trust has issued and is authorized to issue shares of beneficial interest (“Shares”) which may be classified into series in which each series represents entire undivided interests of a separate portfolio of assets, and the series to which this Plan relates are identified on Schedule A hereto, as such Schedule may be amended from time to time (individually referred to as a “Fund” and collectively, the “Funds”);

WHEREAS, G.distributors, LLC (the “Distributor”) will serve as the principal distributor of the Shares pursuant to the distribution agreement between the Trust and the Distributor, which distribution agreement has been duly approved by the Board of Trustees of the Trust (the “Board”), in accordance with the requirements of the Act (the “Distribution Agreement”);

WHEREAS, the Trust has established and plans to offer Shares of its beneficial interest denominated as Class A Series Shares of each Fund (the “Class A Series Shares”), pursuant to Rule 18f-3 under the Act that permits the Trust to implement a multiple distribution system providing investors with the option of purchasing Shares of various classes;

WHEREAS, the Board as a whole, and the Trustees who are not interested persons of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of the Plan or any agreements related to the Plan (the “Disinterested Trustees”), have determined, after review of all information and consideration of all pertinent facts reasonably necessary to an informed determination, that it would be desirable to adopt a plan of distribution for the Class A Series Shares of the Funds and that, in the exercise of reasonable business judgement and in light of their fiduciary duties, that there is a reasonable likelihood that a plan of distribution containing the terms set forth herein (the “Plan”) will benefit each Fund and the shareholders of the Class A Series Shares, and have accordingly approved the Plan by votes cast in person at a meeting called for the purpose of voting on the Plan; and

WHEREAS, this Plan governs the Class A Series Shares of each Fund and does not relate to any class of Shares which may be offered and sold by the Funds other than the Class A Series Shares.

Exhibit (m)(2)

NOW, THEREFORE, in consideration of the foregoing, the Trust hereby amends and restates the Plan in accordance with Rule 12b-1 under the Act on the following terms and conditions:

1. In consideration of the services to be provided, and the expenses to be incurred, by the Distributor pursuant to the Distribution Agreement, the Trust will pay to the Distributor as distribution-related fees (the “Payments”) in connection with the distribution of Class A Series Shares of each Fund an aggregate amount at a rate of .50% per year of the average daily net assets of the Class A Series Shares of each Fund. Such Payments shall be accrued daily and paid monthly in arrears or shall be accrued and paid at such other intervals as the Board shall determine. Each Fund’s obligation hereunder shall be limited to the assets of the Class A Series Shares and shall not constitute an obligation of the Fund except out of such assets and shall not constitute an obligation of any shareholder of the Fund.

2. It is understood that the Payments made by each Fund under this Plan will be used by the Distributor for the purpose of financing or assisting in the financing of any activity which is primarily intended to result in the sale of Class A Series Shares. The scope of the foregoing shall be interpreted by the Board, whose decision shall be conclusive except to the extent it contravenes established legal authority. Without in any way limiting the discretion of the Board, the following activities are hereby declared, to be primarily intended to result in the sale of Class A Series Shares of the Funds: (i) advertising by radio, television, newspapers, magazines, brochures, sales literature, direct mail or any other form of advertising, (ii) expenses of sales employees or agents of the Distributor, including salary, commissions, travel and related expenses, (iii) payments to broker-dealers and financial institutions for services in connection with the distribution of shares, including promotional incentives and fees calculated with reference to the average daily net asset value of shares held by shareholders who have a brokerage or other service relationship with the broker-dealer or other institution receiving such fees, (iv) costs of printing prospectuses and other materials to be given or sent to prospective investors, (v) such other similar services as the Trustees determine to be reasonably calculated to result in the sale of shares of the Funds and (vi) other direct and indirect distribution-related expenses, including the provision of services with respect to maintaining the assets of the Funds. Notwithstanding the foregoing, this Plan does not require the Distributor or any of its affiliates to perform any specific type or level of distribution activities or shareholder services or to incur any specific level of expenses for activities covered by this Section 2. In addition, Payments made in a particular year shall not be refundable whether or not such Payments exceed the expenses incurred for that year pursuant to this Section 2.

3. The Trust is hereby authorized and directed to enter into appropriate written agreements with the Distributor and each other person to whom the Trust intends to make any Payment, and the Distributor is hereby authorized and directed to enter into appropriate written agreements with each person to whom the Distributor intends to make any payments in the nature of a Payment. The foregoing requirement is not intended to apply to any agreement or arrangement with respect to which the party to whom Payment is to be made does not have the purpose set forth in Section 2 above (such as the printer in the case of the printing of a prospectus or a newspaper in the case of an advertisement) unless the Board determines that such an agreement or arrangement should be treated as a “related” agreement for purposes of Rule 12b-1 under the Act.

Exhibit (m)(2)

4. Each agreement required to be in writing by Section 3 must contain the provisions required by Rule 12b-1 under the Act and must be approved by a majority of the Board (“Board Approval”) and by a majority of the Disinterested Trustees (“Disinterested Trustee Approval”), by vote cast in person at a meeting called for the purposes of voting on such agreement. All determinations or authorizations of the Board hereunder shall be made by Board Approval and Disinterested Trustee Approval.

5. The officers, investment adviser or Distributor of the Trust, as appropriate, shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such Payments were made.

6. To the extent any activity is covered by Section 2 and is also an activity which a Fund may pay for on behalf of the Class A Series Shares without regard to the existence or terms and conditions of a plan of distribution under Rule 12b-1 of the Act, this Plan shall not be construed to prevent or restrict the Fund from paying such amounts outside of this Plan and without limitation hereby and without such payments being included in calculation of Payments subject to the limitation set forth in Section 1.

7. This Plan may not be amended in any material respect without Board Approval and Disinterested Trustee Approval and may not be amended to increase the maximum level of Payments permitted hereunder without such approvals and further approval by a vote of at least a majority of the Class A Series Shares of the affected Fund. This Plan may continue in effect for longer than one year after its approval only as long as such continuance is specifically approved at least annually by Board Approval and by Disinterested Trustee Approval.

8. This Plan may be terminated at any time by a vote of the Disinterested Trustees, cast in person at a meeting called for the purposes of voting on such termination, or by a vote of at least a majority of the Class A Series Shares of the relevant Fund.

9. For purposes of this Plan, the terms “interested person” and “related agreement” shall have the meanings ascribed to them in the Act and the rules adopted by the Securities and Exchange Commission thereunder and the term “vote of a majority of the Class A Series Shares” of a Fund shall mean the vote, at the annual or a special meeting of the holders of the Class A Series Shares duly called, (a) of 67% or more of the voting securities present at such meeting, if the holders of more than 50% of the Class A Series Shares of the Fund outstanding on the record date for such meeting are present or represented by proxy or, if less, (b) more than 50% of the Class A Series Shares of the Fund outstanding on the record date for such meeting.

Amended and Restated on August 1, 2011

Exhibit (m)(2)

SCHEDULE A

PLAN OF DISTRIBUTION PURSUANT TO

RULE 12b-1 OF THE GAMCO WESTWOOD FUNDS (the “Plan”)

(CLASS A SERIES)

Below are listed the Trust’s separate series of shares under which this Plan is to be performed as of the date hereof:

The GAMCO Westwood Funds

GAMCO Westwood Mighty Mites(sm) Fund
GAMCO Westwood SmallCap Equity Fund
GAMCO Westwood Income Fund
GAMCO Westwood Equity Fund
GAMCO Westwood Balanced Fund
GAMCO Westwood Intermediate Bond Fund

Dated as of August 1, 2011

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